Exhibit 99.1

Contact:	Investor/Media:
New York & Company, Inc.	ICR, Inc.
Ronald W. Ristau, 212-884-2000	Allison Malkin, 203-682-8200
President and Chief Financial Officer	Investor Relations
Kellie Baldyga, 203-682-8200
Media Relations

New York & Company Names Grace Nichols to the Board of Directors

New York, NY — March 4, 2008 — New York & Company, Inc. (NYSE: NWY), a specialty apparel chain with 579 New York & Company stores, today announced the appointment of Grace Nichols, former Chief Executive Officer of Victoria’s Secret Stores, to the Board of Directors.  This appointment fills the vacancy on the New York and Company Board and brings the membership to 12 members.

“We are pleased to announce the addition of Ms. Nichols to our board and look forward to her contributions drawn from her wealth of retail experience” said Richard P. Crystal, Chairman and Chief Executive Officer of New York & Company.  “We are confident that Grace’s strengths will greatly compliment our board’s existing expertise as we focus on continuing the successful growth of New York & Company.”

With over thirty five years of retail experience, Ms. Nichols spent twenty years at Victoria’s Secret Stores and was the Chief Executive Officer from 1992 until her retirement in January 2007.  Under her leadership, the business grew from 100 to nearly 1,000 stores and from $100 million dollars in revenue to over $3.5 billion dollars in revenue.  Prior to Victoria’s Secret Stores, Ms. Nichols worked as the General Merchandising Manager of Women’s at Broadway Department Stores and began her career at Carter, Hawley, Hale Inc.

Ms. Nichols currently serves on the Board of Directors of Pacific Sunwear and is an active member of the Board of Governors of The World of Children, a not-for-profit organization working to better the lives of children worldwide.  Her position on New York & Company’s Board of Directors is effective March 19, 2008.

About New York & Company, Inc.

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel. The Company’s proprietary branded New York & Company (TM) merchandise is sold exclusively through its national network of New York & Company retail stores and E-commerce store at www.nyandcompany.com. The Company currently operates 579 New York & Company stores in 44 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.